Exhibit 99.1

AITX's RAD Dominates ISC West with Major Awards and Surge in Enterprise Leads

RAD Secures Over 300 Qualified Leads at ISC West 2025

Detroit, Michigan, April 7, 2025 -- Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), achieved a major milestone at ISC West 2025, the premier event for security professionals. RAD earned both the Best in Threat Detection and Response Solutions award and the prestigious Judges' Choice Award at the SIA New Product Showcase, with its SARA™ (Speaking Autonomous Responsive Agent) recognized as the standout innovation of the entire show.

Steve Reinharz, CEO/CTO of AITX and RAD, holds the SIA Judges’ Choice Award earned by SARA, the AI Security Agent, during ISC West 2025, presented in the SARA Experience Zone at the RAD booth.

These accolades reflect RAD's continued leadership in redefining physical security through artificial intelligence, robotics, and automation.

Beyond the awards, RAD connected with over 300 new prospects at the event, each verified and requesting follow-up. Nearly 50 of these prospects represent Fortune 1000 organizations, including six Fortune 50 companies not currently doing business with RAD. The volume and caliber of interest signal a rapid expansion of RAD's visibility and appeal across enterprise and institutional markets.

Widespread Industry Engagement

RAD's powerful lineup of solutions, including ROAMEO™, RIO™, AVA™, SARA, ROSA™, and its Firearm Detection analytic, sparked compelling conversations across numerous sectors:

• Enterprise & Corporate Facilities: Multiple global organizations expressed strong interest in RAD's ability to automate perimeter patrols, improve visitor access control, and streamline monitoring operations through AI-driven systems.

• Government & Scientific Institutions: Organizations overseeing critical infrastructure and space operations identified RAD's autonomous units as effective tools for safeguarding high-value assets and enhancing situational awareness.

• Healthcare Networks: Several leading healthcare systems prioritized RAD's solutions for securing hospital exteriors and parking areas, with urgent deployment requests for ROAMEO, RIO and RAD Light My Way™.

• Logistics & Transportation: Major providers initiated RFP discussions focused on modernizing entry and exit operations, aiming to reduce reliance on manned guard stations by deploying RAD's integrated platforms.

• Retail & Commercial Properties: Large retail chains outlined plans to replace parking lot guards with autonomous patrol units, citing RAD's effectiveness in enhancing deterrence and improving overall safety.

• Aerospace & Defense: Operators of secure facilities and industrial campuses evaluated ROAMEO and RIO for deployment in perimeter and parking zone protection, recognizing the value of autonomous coverage in high-security environments.

• Entertainment & Venues: Event venues and stadiums prioritized rapid integration of RAD solutions, including Security Operations Center (SOC) enhancements with SARA and active on-site deterrence using RIO and ROAMEO.

Market Trends Confirm RAD's Direction

Conversations throughout the event reinforced RAD's position at the forefront of security innovation, with recurring themes including:

• Guard Force Reduction: Organizations are actively shifting toward automation to reduce dependency on traditional guard services and improve operational efficiency.

• Parking & Perimeter Safety: Interest in ROAMEO and RIO continues to grow as organizations look to secure expansive, high-risk areas with solutions that offer consistent coverage and active deterrence.

• AI-Driven Security Monitoring: Organizations are increasingly prioritizing real-time analytics and proactive, intelligent alerting as essential components of modern security strategies.

"Winning both our category and the overall Judges' Choice Award at ISC West is an extraordinary honor," said Steve Reinharz, CEO/CTO of AITX and RAD. "But what excites us even more is the overwhelming response from top-tier companies and institutions that see RAD as the future of security and automation."

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz